Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and Release (“Agreement”) is entered into between Kelyn Brannon (“Employee”) and Calix, Inc., a Delaware corporation (collectively with its past and present officers, directors, shareholders, affiliates, successors, assigns, agents, employees and representatives, the “Company”) , effective eight days after Employee’s signature (the “Effective Date”), unless Employee revokes Employee’s acceptance as provided in Paragraph 5(h), below. In consideration of the covenants set forth below and other good and valuable consideration the parties agree as follows:

1. Separation of Employment.

(a) Separation Date. Employee and the Company acknowledge and agree that Employee’s status as an officer and employee of the Company terminated effective March 4, 2011 (“Separation Date”). Employee resigns all positions with the Company and its subsidiaries as of the Separation Date.

(b) Payment of Final Wages. Employee acknowledges and agrees that as of the Separation Date, the Company has paid Employee (1) all salary, bonuses, commissions and variable compensation owed to the Employee through the Separation Date (subject to applicable tax withholding), (2) all accrued but unused vacation and floating days of Employee at Employee’s final rate of pay (subject to applicable tax withholding), and (3) all unreimbursed business expenses incurred and submitted by Employee prior to the Separation Date. The Company will reimburse any remaining expenses upon timely submission by Employee according to Company policy.

(c) SEC Reporting. Employee further acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended, Employee will have continuing obligations under Section 16(a) and 16(b) of such act to report her transactions in Company common stock for six months following the termination of Employee’s status as an officer of the Company (it being agreed Employee shall be solely responsible for such forms). Employee shall be released from the Company’s Insider Trading Compliance Program effective on the Separation Date, in reliance on Employee’s representation that she does not presently possess material non-public information regarding the Company.

2. Severance Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement, and provided this Agreement is signed by Employee and not revoked under paragraph 5(h) below, the Company agrees to provide the following severance benefits to Employee. Employee acknowledges and agrees that the severance benefits set forth in this Section 2 include all severance benefits payable to Employee under the Calix,

Inc. Executive Change in Control and Severance Plan, effective July 20, 2010 (“Plan”), and no additional benefits will be payable under the Plan, any other agreement with or plan or arrangement of the Company or otherwise, except as set forth in this Section 2.

(a) The Company will pay Employee a lump sum cash payment in the amount of: $285,000, which is equal to the sum of 12 months of Employee’s base salary as in effect as of the Separation Date; plus $141,200, which is equal to the sum of Employee’s 2010 target bonus opportunity; plus $142,500, which is equal to the sum of Employee’s 2011 target bonus opportunity.

(b) As of the Effective Date, each outstanding equity award that Employee holds as of the Separation Date will vest and, if applicable, become exercisable to the same extent such equity award would have vested had Employee continued to remain employed by the Company for 12 months after the Separation Date. Each vested option to purchase Company common stock held by Employee will remain exercisable in accordance with the agreement evidencing such option; and

(c) Subject to the requirements of the Internal Revenue Code of 1986, as amended, the Company will pay, or, at its election, reimburse Employee for, premiums for health insurance coverage to the same extent it paid health insurance premiums on Employee’s behalf as of immediately prior the Separation Date, if Employee elects to continue health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (this health coverage is generally referred to as “Company-Paid Premiums”). Company-Paid Premiums will continue for 12 months; provided, however, that the Company-Paid Premiums will terminate earlier if Employee cancels the underlying coverage or such coverage otherwise ends sooner because Employee become eligible for and elect health coverage with another employer. If Employee’s Company-Paid Premiums included dependents immediately prior to the Separation Date, the Company will continue to pay for the premiums of such dependents after the Separation Date to the same extent, and for the same duration, as are paid by the Company for Employee unless Employee elects otherwise.

(d) The severance payments set forth in Section 2(a) shall be paid on the Company’s first regular payroll date after the Effective Date.

(e) Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding as and to the extent required by law. To the extent any taxes may be payable by Employee for the benefits provided to Employee by this Agreement beyond those withheld by the Company, Employee agrees to pay those amounts and to indemnify and hold the Company and the other released entities harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Employee to make required payments.

3. Release of Claims. In consideration for the obligations of the Company set forth in this Agreement, Employee, on behalf of Employee and Employee’s heirs, executors, administrators and assigns, fully and forever releases the Company and its current and former officers, directors, employees, investors, stockholders, administrators, attorneys, predecessor and successor corporations and assigns (“Releasees”), of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including but not limited to any claims for wages, salary, bonus, compensation, deferred compensation, or other cash payments;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of the capital stock of the Company;

(c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; defamation; personal injury, or any claims arising out of any other agreement, incident or relationship between the parties prior to the execution of this Agreement; and

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the False Claims Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, the California Labor Code, the Rehabilitation Act of 1973, California Family Rights Act, California Business & Professions Code Section 17200, Executive Order 11126, Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, and any family and medical leave acts.

(e) Employee does not release the following claims:

(i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) claims to any benefit entitlements vested as the date of Employee’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable law, and under the terms of any policy of insurance purchased by the Company; and

(vi) Employee’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Employee does release Employee’s right to secure any damages for alleged discriminatory treatment.

(f) Employee agrees that the release set forth in this Section 3 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

4. Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said Code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee fully understands, acknowledges and agrees that Employee has the right not to execute this Agreement without first having considered it for a full 21 days from receipt of the Agreement. Employee further understands and agrees that Employee:

(a) May sign this Agreement without waiting the full 21 days and that, if Employee has done so, Employee’s decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day period, or the provision of different terms to employees who sign any release prior to expiration of the 21-day period.

(b) Did not execute this Agreement without first being advised in writing to consult an attorney of Employee’s choice.

(c) Has carefully read and fully understands all of the provisions of this Agreement and knowingly and voluntarily agrees to all of the terms of this Agreement;

(d) Has at all times during the course of negotiation and execution of this Agreement been advised by an attorney or has had adequate opportunity to consult counsel of Employee’s choice concerning the terms of this Agreement. Employee was and is hereby advised in writing to consult with counsel of Employee’s choice before entering into this Agreement;

(e) Is, through this Agreement, releasing the Releasees from any and all claims that Employee has or may have against them;

(f) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(g) Knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement;

(h) Has a period of seven full days following execution of this Agreement to revoke this Agreement (the “Revocation Period”) by providing written notice of such revocation to the Company and was previously advised, and is hereby further advised in writing, that this Agreement shall not become effective or enforceable until this Revocation Period has expired without Employee having exercised Employee’s right of revocation. If Employee wishes to revoke this Agreement, Employee must deliver notice of Employee’s revocation in writing, no later than 5:00 p.m. on the 7th day following Employee’s execution of this Agreement to Senior Director, Human Resources, Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, CA 94954, fax: (707) 283-3237.

(i) Understands that rights or claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C., Section 621 et seq., that may arise after the date this Agreement is executed by all parties are not waived; and

(j) Acknowledges that Employee’s employment with the Company terminated as of the date set forth in Section 1 above, regardless of whether Employee elects to revoke this Agreement.

6. Nondisparagement. Employee and the Company agree to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

7. Employee Representations. Employee warrants and represents that (a) Employee has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee’s behalf, Employee will immediately cause it to be withdrawn and dismissed, (b) Employee has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement, (c) Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms.

8. Nondisclosure. Employee understands and agrees that Employee’s obligations to the Company under Employee’s existing Confidential Information and Invention Assignment Agreement between Employee and the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, shall survive termination of Employee’s relationship with the Company under this Agreement. Employee warrants that at all times in the past Employee has been, and agrees that at all times hereafter Employee shall continue to be, in compliance with Employee’s obligations to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidentiality Agreement. Employee expressly agrees that Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, marketing plans, business plans, product plans, inventions, customers, proprietary information or other intellectual property of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee agrees to execute the Separation Certification, attached as Exhibit B, and return it to the Company with this Agreement, which certifies that Employee has returned all the Company’s property and confidential and proprietary information in Employee’s possession to the Company.

9. Severability. In the event that any provision of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the parties. The parties further agree to replace any such illegal, unenforceable or void provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

10. Arbitration. The parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within 15 days after notification in writing by either party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Sonoma County under the American Arbitration Association’s California Employment Dispute Resolution Rules by an arbitrator to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs to the extent permitted by law. This Section shall not apply to the Confidentiality Agreement. Employee and the Company waive any rights they may have to trial by jury in regard to arbitrable claims.

11. Entire Agreement. This Agreement and its Exhibits represent the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company. Employee acknowledges that neither the Company nor any representative of Company has made any representation or promise to Employee other than as set forth in this Agreement. No other promises or agreements shall be binding unless in writing and signed by both parties. Any oral representations regarding this Agreement shall have no force or effect.

12. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

13. Expiration of Offer. This Agreement is offered by the Company on March 5, 2011, and shall remain available, unless otherwise rejected by the Employee or revoked by the Company, until 5:00 p.m. Pacific Time on March 26, 2011. Employee may accept the offer only by returning an executed copy of this Agreement to the Company and by completing the other conditions specified in this Agreement. If the Agreement is not accepted by Employee before the date and time specific, the offer shall be deemed rescinded.

14. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. All executed copies of this Agreement shall constitute duplicate originals and shall be equally admissible in evidence.

15. Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

16. Employee’s Cooperation. Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during Employee’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment. In the event the Company requires Employee’s cooperation in accordance with this Section 16, the Company shall reimburse Employee for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Employee in connection with such cooperation, subject to reasonable documentation.

17. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties, with the full intent of releasing all claims. The parties acknowledge that they have read this Agreement; they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; they understand the terms and consequences of this Agreement and of the releases it contains; and they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS, the parties have executed this Separation Agreement and General Release of all Claims on the respective dates set forth below.

CALIX, INC.

Dated as of March 7, 2011	By:	/s/ Tish Rutledge

	Title:	Sr. Director, Human Resources

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS COMPLETELY AND CAREFULLY READ THE FOREGOING, INCLUDING THE WAIVER AND RELEASE OF CLAIMS SET FORTH IN SECTIONS 3, 4 AND 5 ABOVE, AND THE PARAGRAPHS REGARDING PROPRIETARY INFORMATION, CONFIDENTIALITY OF THE COMPANY’S INFORMATION AND CONFIDENTIALITY OF THIS RELEASE CONTAINED IN SECTIONS 6 AND 7 ABOVE, AND EMPLOYEE FULLY UNDERSTANDS AND VOLUNTARILY AGREES TO THE FOREGOING TERMS:

Kelyn Brannon, an individual

Dated as of March 7, 2011	/s/ Kelyn Brannon
Signature